EXHBIT 99.4

On March 5, 2021, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator

Welcome to inTEST Corporation’s 2020 fourth quarter and year-end financial results conference call. At this time all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. At that time if you have a question, you will need to press star, one, on your phone. As a reminder, this conference is being recorded today. A replay will be accessible at www.intest.com. I will now turn the call over to inTEST’s Investor Relations consultant, Laura Guerrant. Please go ahead, Ma’am.

Laura Guerrant Oiye, Opening Comments

Thank you, Operator. And thank you for joining us for inTEST’s 2020 fourth quarter and year-end financial results conference call. With us today are Nick Grant, inTEST’s President and CEO, and Hugh Regan, Treasurer and Chief Financial Officer. Nick will briefly review the quarter’s highlights as well as current business trends, then spend some time describing the Company’s new strategic plan. Hugh will then review inTEST’s detailed financial results for the quarter and discuss guidance for the 2021 first quarter. We'll then have time for any questions. A copy of today's press release can be obtained on inTEST’s website, www.intest.com. In addition to our press release we have issued Supplemental Information, which can be downloaded from our website on the Investors page just mentioned. The Supplemental Information is offered to provide shareholders and analysts with additional information and detail for analyzing our results in advance of the quarterly results conference call.

Before we begin the formal remarks, please note that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in our press release, such risks and uncertainties include, but are not limited to the risk factors set forth from time to time in our Securities and Exchange Commission filings, including, but not limited to, our annual report on Form 10-K for the year ended December 31, 2019, quarterly reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020. Any forward-looking statement made by us in this conference call is based only on information currently available to us and speaks to circumstances only as of the date on which it is made. We undertake no obligation to update the information on this call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

During today’s call, we will make reference to non-GAAP financial measures. We have provided additional information concerning these non-GAAP financial measures, including a reconciliation to the directly comparable GAAP financial measure, in our press release, as well as in the Supplemental Information and the slide presentation for this call. The release and Supplemental Information are posted on the Investor page of our website. www.intest.com. The slide deck will be posted after the call’s conclusion. And with that, let me now turn the call over to Nick Grant. Please go ahead, Nick.

Nick Grant – CEO Comments

Thank you, Laura, and welcome, everyone. Thanks for joining us for the fourth quarter and year-end 2020 financial results conference call. 2020 was a very challenging year as we all adapted to the changes brought about by the geopolitical environment and the global pandemic. I’m pleased to report that inTEST rose to the challenges, managing through a number of logistical complexities, and we ended the year with notable momentum. I wish to express my sincere thanks to the entire inTEST team for their dedication and execution throughout the year and to our customers and suppliers for their continued partnership and support.

We have made a lot of progress over the last 6 months at inTEST. We have simultaneously moved manufacturing (which cost us a little bit of production capacity late in the quarter) while we did so we enjoyed strong order momentum in the semiconductor business; we picked up some opportunistic industrial related leads (which really haven’t hit us yet because of timing); we’ve strengthened our management team – not only at the CEO level; and as we previously discussed in the earnings report for the third quarter, we’ve taken a number of non-recurring charges in the 4th quarter to better position us for 2021 and beyond. I like where we are and where we are headed.

Now let’s look at the fourth quarter performance. While results for the fourth quarter were at the high end of our prior guidance, I believe the real story is in the surge in orders that we experienced during the quarter, driven by increasing demand for our innovative test and process technology solutions across a diverse set of end applications. The momentum surpassed our internal expectations and continues into the current quarter. Heading into 2021, we have a healthy backlog of $11.5 million, up approximately $6 million compared to where we were a year ago, and we continue to generate positive cash flow. And as you can see from our press release, we expect to approach record booking levels for the company in the first quarter of 2021.

Order activity, especially in the Semi market, has heated up – and that continues as we share our results with you today. Fourth quarter consolidated bookings of $17.6 million increased 22% sequentially and 58% year-over-year, with Semi accounting for 63% of the total bookings for the quarter and Multimarket making up 37%; this is compared with a 50/50 split last quarter. Fourth quarter Semi bookings increased 53% to $11.1 million sequentially while Multimarket bookings of $6.5 million declined 9%. The Industrial sector continues to be our largest portion of the Multimarket business, and the sequential decline was the result of three primary drivers: the first, the delayed timing of some large orders that slipped into the current quarter; 2nd,the global pandemic resurgence in the 4th quarter; and finally the impact of seasonal holiday slowness. On the positive side, we continue to see strength in a couple of our targeted growth markets such as Electric Vehicles and Cannabis, which I’ll talk more on in just a minute.

Q4 consolidated revenues of $14.9 million increased 3% sequentially, and were at the high-end of our guidance, again, driven by the Semi and industrial markets. As a percentage of the overall revenue, Semi comprised 51% and Multimarkets were at 49%, consistent with last quarter. Semi revenues for the fourth quarter increased 3% sequentially to $7.6 million, and Q4 Multimarket revenues increased 3% to $7.3 million. As I noted, we also successfully advanced our manufacturing consolidation program in Q4 to the point where we were able to transition manufacturing of our EMS interface products from California to our New Jersey facility. I would like to thank the entire team that was managing this project for their efforts and dedication to complete the move by the end of the year.

Also, while Hugh will discuss the financials in detail, I think it’s important to note that as we discussed last quarter and as we expected, our Q4 net loss included $1.3 million in restructuring and other non-recurring costs. Excluding these charges, we would have been profitable in the fourth quarter. The majority of these restructuring and other non-recurring costs were associated with the previously mentioned consolidation of our California manufacturing operations into New Jersey. The actions we took in the 4th Quarter will not only provide ongoing cost reductions through footprint optimization, but they also allow us to better serve our customers globally through streamlined operations going forward, which from a timing perspective couldn’t have been better given our recent order surge. We expect that the consolidation of our EMS manufacturing operations will result in annual savings of approximately $600,000 going forward and that the operational upgrades that we are making will position us for improved growth and profitability in 2021 and beyond.

For the full year, 2020 consolidated bookings of $59.7 million increased 13% compared to 2019, with Semi accounting for 54% of the total bookings for the year and Multimarket making up 46%; this was compared with 48% and 52%, respectively, in 2019. Stronger Semi markets (especially in the 2nd half) were driven by consumer electronics, 5G and automotive pent-up demand, while industrial markets were slower, impacted by COVID and the global demand drop off.

2020 consolidated revenues of $53.8 million decreased 11% compared to 2019, due to a number of factors including a weak backlog coming into the year, continued softness in the Semi markets earlier in 2020, the impacts of COVID-19, as well as the timing of orders in the 2nd half. Semi and Multimarket revenues were evenly split, each accounting for 50% of the total revenues for the year, compared with 51% and 49%, respectively, in 2019.

We had a net loss of ($895,000) or ($0.09) per diluted share for 2020 compared to net earnings of $2.3 million or $0.22 per diluted share in 2019. Included in the 2020 results were $1.8 million of restructuring and other non-recurring costs. Excluding these restructuring and other non-recurring charges, we would have been profitable for 2020 and our net earnings would have been $693,000 or $0.07 per diluted share, non-GAAP.

Now let’s turn to the quarterly performance of our two operating segments along with some customer highlights, starting with EMS where we continue to secure new customers and broaden our geographic reach.

After a couple of years of headwinds due to the trade wars, automotive contraction and COVID-19, the Semi industry is experiencing a significant demand spike which I am sure you’ve all been hearing from others in this space. As the world comes out of the pandemic, many businesses and industries are struggling with shortages of semiconductors and this has the industry scrambling to increase capacity. Our EMS business is benefiting from this broad-based recovery. It’s experiencing strong increases across all of our product lines driven by pent-up demand by the automotive industry coupled with the continued increasing demand for consumer electronics, mobility and PCs as more people continue to work and study from home. While we have seen orders surges from our largest customers, we are also seeing increased business from many of our other customers, as well as adding new customers to drive further diversification. As we noted in our earlier press release, Q4 EMS bookings were up a substantial 91% sequentially to $6.6 million, while EMS revenues of $4.2 million increased by 13% sequentially during the period where we were also consolidating manufacturing. We are pleased to have EMS entering 2021 with an expanded backlog and good momentum.

Let me share with you some specific EMS highlights in the quarter. After a long development and qualification cycle, the business started receiving orders from a major player in the Memory Test space. This is very exciting for us as we are making inroads into the Memory market, which is where we’ve not had a presence before. While we are early in entering this market, it was a key win and puts us in a good position for opening up more opportunities over time.

A couple of other notable accomplishments in the 4th quarter for EMS were a major win at a customer for their advanced traffic/automobile radar systems featuring next-generation ultra-high-definition technology - and designing the first Automatic Probe Card Changer for a specific ATE tester model. I am pleased with the progress the EMS business is making and expect that the new products being designed in by our customers now will lead to additional growth opportunities going forward.

Another example of organic growth traction as it relates to new products for EMS is the continued adoption of our Intelligent Test Cell technology, which we launched early last year. We are developing an early presence in this emerging automation market and we are pleased with the market traction to date. As a result of technological advances, our automatic test manipulators and intelligent docking systems are capable of increasing customers’ tools utilization and yield. With these innovative solutions, we are poised to achieve deeper penetration into our current customer base as they expand and move to upgrade older systems as well as driving growth across the industry and at new accounts.

Moving now to our Thermal Segment. In Q4 Thermal bookings were up slightly, which in a quarter that saw some resurgence of COVID19 restrictions and the traditional holiday slowdown, this was in line with our expectations. We continue to make inroads across multiple industries and verticals. The nominal quarter-over-quarter drop in revenues for this segment was due to the timing of larger deliveries in Q3 and the holiday season.

Let me share some details of recent Thermal successes. Both of our businesses in this segment are also benefiting from the semiconductor surge, as Ambrell saw nearly $1 million in orders placed for a front-end CVD application and iTS Thermostream bookings for the back-end test space have averaged over $1 million per month for eight consecutive months now, which is the first time this has happened since 2018.

In Multimarket, where we are focused on diverse applications in growth markets and verticals outside of Semi, Electric Vehicles and Cannabis are two emerging markets where we continue to see significant growth opportunities for our Thermal solutions. Electric vehicles are becoming more mainstream each year, and I believe the EV market is at an inflection point, with many of the majors including GM, Ford, Jaguar and Volkswagen all recently announcing plans to move heavily in this direction. I see inTEST as being very well positioned. Ambrell really only started developing opportunities for this space back in 2018, and we are pleased with the customer acceptance and adoption by noteworthy EV manufacturers. Since 2018, we have seen our bookings into this space essentially double each year. The EV success is a high-profile example of our strategy to focus on end markets, applications and product development for higher growth opportunities.

Another area of organic growth is with our iTS Thermonics chillers for Cannabis extraction where we continue to make inroads. Our solutions are widely used in THC and CBD extraction processes where it’s critical to cool hydrocarbons and ethanol to ultra-low temperatures. I’m pleased to announce that during the fourth quarter we delivered the first units of our next generation Liquid Nitrogen extraction chillers to one of the largest cannabis extraction processors in the US. These new chillers include new features such as heating and cooling of the process fluid, variable fluid flow rates and a dry gas purge to eliminate frosting, all technologies that this emerging market values.

In addition, we saw an increase in medical related orders placed in the quarter for applications in MRI systems, stents, vascular closure systems and surgical devices - evidence of progress across Thermal, positioning us for growth in expanding markets. All in all, we are making strides to position us for growth in 2021 and beyond, which will be driven by a stronger Semi market, improving general industrial segments and targeted growth investments.

And now let’s turn to our plan and view for the future at inTEST. I’m pleased to share with you today an overview of the corporate strategy that we have formulated to drive new and more sustainable long-term growth.

As mentioned on our last Earnings call, in early October, the Executive Management Team met to kick-off the development of a Corporate Strategy that would define what inTEST would collectively strive to become. We defined a Vision and Mission to guide us on the journey that we are embarking on. We identified the Growth Strategies that we believe will transform this company and we outlined the initiatives we will be driving within each of these strategies. Out of that meeting we have developed a solid go forward plan for the company with an emphasis on growth and on customer focus. As James Carville would say, It’s all about growth.

So… it starts with a vision…and for us its “To be the Supplier of Choice for Innovative Test and Process Technology Solutions.” While this may seem like “Motherhood and Apple Pie” let’s break it down to see what it’s really inspiring us to be…

Supplier of Choice – Indicates we want customers to think of inTEST when they have a need for a test or process solution. That only happens when you’re a market leader that’s focused on customer satisfaction day in and day out.

Innovative – That means we need to focus on bringing unique and differentiated solutions to our customers. Innovation must be at the core of our DNA. Interestingly, innovation is something that inTEST used to pride itself on, holding numerous patents around its technologies. We must bring this back and challenge ourselves on developing unique solutions for the industries and customers we serve.

Test and Process Technology Solutions – We are laser focused on targeted technology applications and must move away from a product-centric sale to more of solution sales, bundling in our broader portfolio of products, services, and support, while driving increased value to our customers.

The Vision also guides us to who we do NOT want to become – and that’s a supplier of “off the shelf” commodity products or solutions. Our focus will be on broader niche, value-added segments where we can stand out.

Now, let’s look at how we get there. Our mission is to leverage our deep industry knowledge & expertise to develop and deliver high quality, innovative customer solutions and superior support to solve complex global challenges. What I like about this is that we will be building off our core strength of know-how and expertise to deliver solutions that customers value and are broadly applicable across multiple customers, markets and regions. The Quality aspect is directing us to ensure we have the best-in-class engineering, manufacturing and quality systems. We certainly have some work to do in this area, but we are starting from a good place.

While the Vision and Mission are there to guide and inspire us, it’s in the Strategies where the rubber meets the road. We have identified five core growth strategies that will be collectively driven to generate sustainable growth which will allow us to execute the mission and deliver the vision.

Let’s look at each, starting with Global & Market Expansion. This is an area that we believe will provide significant growth for the company through a larger installed base. We will be making investments to drive further penetration in existing markets (going deeper & wider), we will look to increase our global footprint and coverage to better serve customers, and we’ll be targeting expansion into new markets with existing products.

Next is Innovation and Differentiation – which basically provides growth through innovative technologies. I can’t emphasize enough how critical this is and how highly I value it. We’ll start by leveraging our know-how and expertise to deliver innovative solutions others can’t. We will be putting increased focus on spending more dollars on developing solutions that are new to the business, new to the industry, or new to the world – and that are more broadly applicable through standardized platforms that offer late-stage configuration. The focus of driving more standardization to increase market availability and lower costs will have a positive impact on the company, its customer breadth and depth, as well as the employee skillset.

Turning to Service & Support, which is a valuable way of strengthening customer satisfaction, loyalty and retention. We must challenge ourselves to ensure we are serving the customers the best we can, whether that’s by ensuring we have the best service coverage and response time or through expanded and enhanced Service offerings; we must improve to drive growth. We’ll be looking at adding more resources to fill gaps, as well as adding remote service capabilities which can monitor the health of the assets the customers purchase from us. This is certainly an important feature in this day and age. Another area we will be focusing on is driving more consumables – more ongoing business that allows us to touch customers more frequently through our best-in-class support in pre- and post-sales efforts. As mentioned, this is an area that should be a much larger part of our business and I believe it will over time.

Shifting now to our growth strategy around Talent and Culture. Any business can have the best laid out plans, but without the right talent to execute them or the right culture to support the plans, they are destined to fail. Changing a company’s culture is not easy; but from what I have seen during my first 6 months at inTEST, I believe it can be done. The enthusiasm I have seen and felt across the company is real and I believe the organization is ready to embrace this change. Again…crucial to our success will be ensuring the right people are in the right roles and empowering them to deliver success. It starts there and is supplemented by creating a culture and environment of openness, one that’s results oriented and drives accountability across the organization.

Along these lines, I am pleased to communicate to you today that I recently appointed a new VP and GM of our EMS Products Business, Joe McManus. Joe joins us with over 20 years of semiconductor experience as well as more recent exposure in industrial markets. He spent the majority of his career at Akrion Systems, a leading supplier of advanced wafer surface prep solutions, in a number of diverse roles of increasing responsibilities ranging from Global Product Management, to Director of Worldwide Sales to VP of Sales, Marketing and Project Management. Throughout his career there he had a track record of increasing sales and driving growth. What I like is the similarities between Akrion and our EMS Products Business. In the early 2000’s they were a small technology organization - less than $20 million in size - and during his tenure they grew both organically and inorganically over time to exceed $65 million in size. Joe was a key enabler of that growth. He later made a switch out of Semi and moved into the industrial markets, joining CECO Environmental where he had senior leadership roles as well. We are very pleased to welcome Joe to the inTEST organization and look forward to seeing the success he will bring to our EMS Products Business.

Before I move on to M&A, I would like to highlight that key initiatives under this Talent & Culture Strategy will be focusing on promoting diversity and inclusion across our workplace. We respect the unique needs, perspectives and potential of all of our team members and strive for equal involvement and support in all areas of the workplace and have identified actions to drive this important initiative.

And finally, a key part of our growth strategy will be Strategic Acquisitions & Partnerships – an area that I know well and will be accelerating efforts in. We will be aggressively driving M&A activities – both Top Down and Bottoms Up – and are always open to looking at deals that will help build out our portfolio of technologies to better serve customers. These could be a bolt-on to an existing business that adds an expansion to their product line or expands their geographic presence, as well as new businesses coming into the segments or divisions that allow us to touch more customers in new markets and in new ways, while also better serving existing customers.

There’s a lot of work to be done in this space and I’m excited to see the impact our efforts can create. It’s clear that past management focused heavily on pursuing deals in our Thermal Segment while largely de-emphasizing our EMS Segment. This will change. We will explore opportunities across both Segments with an eye towards expanding our Electronic Test capabilities, widening our Thermal Test capabilities in areas such as Environmental Test, and finally building out around the Processing Technologies that Ambrell added to the company.

The market appears very active to us right now, and we look forward to exploring M&A opportunities.

As mentioned, we have identified key initiatives across the businesses that we will be executing under each of these Core Growth Strategies, and I look forward to continually updating you on our progress in the quarters and years ahead.

So, to summarize the strategy -- market expansion, innovation, acquisitions and increased service initiatives will be the key growth enablers. The critical success factors that underpin this strategy are first and foremost people -- add to that the right processes and finally having the discipline to stay the course and drive the business to achieve growth levels that we and you expect. This is a journey we are embarking on, with executable steps along the way. It won’t happen overnight, and it will require some adjustments and investments in our organization - which always takes time, but we are very focused on prioritizing investments in these areas that can generate near-term impact while positioning us for long-term sustainable growth. I launched this Strategic plan to the organization earlier this year and have received overwhelmingly positive feedback. The organization is getting behind it while the Business Leaders and I own it. It’s really all about execution now! It’s important to note that this will be a living strategy, one that we will revisit regularly and fine tune from time to time to ensure we are developing the right initiatives to drive the business forward over the next 5 years. I believe we have identified the right areas for growth and our plans are very executable, which if done successfully will enable us to increase shareholder value. So, what do I see from a growth perspective? I could see this business organically doubling in the coming years. I expect that by layering on strategic acquisitions for diversification, bringing in new technologies and better serving customers we will transform this company.

I’m pleased to report that we are already advancing the plan, with key investments made and others currently underway across the company. We have hired a Business Development Manager at Ambrell to focus on the rapidly growing EV market; we’ve released our NextGen Chiller for the Cannabis industry; we are expanding engineering and service capabilities across all three businesses while increasing R&D programs with an innovative focus; and finally, systems and tools are being upgraded to support growth. It’s exciting to see the amount of change that has already occurred in just 6 months with the company.

So, what are the key takeaways? inTEST has a new strategy that extends from leadership down to every employee. We are laser focused on our customers, on growth and on innovation, with an eye towards standardization and scalability, which should open up new markets and customer opportunities.

Before I turn it over to Hugh to walk you through the financials, I want to once again thank the entire inTEST team for delivering a truly solid quarter and for weathering a challenging 2020. With business conditions continuing to improve, coupled with our growth initiatives, we enter 2021 optimistic for the year ahead. Market tailwinds and investments are driving growth, the worldwide chip shortage is expected to last into next year, utilization rates are projected to stay historically high which normally correlates to strong Semi business at inTEST, and we are making inroads into a number of growth markets and segments outside of Semi. We continue to meet the demanding requirements of our customers with an impressive breadth of products through operations that are now more streamlined to better serve our global customer base. From this level of execution, I believe we are building a foundation for positive change.

I will now turn it over to Hugh Regan, our CFO, to walk you through the details of our most recent quarter’s performance and full year results. Hugh, over to you…

Hugh Regan – CFO Remarks

Thanks, Nick. Our fourth quarter gross margin of 45% came in at the top of our guidance range and was consistent with the gross margin we reported for the third quarter. Q4 2020 component material costs were essentially unchanged at 35.1% compared to 34.8% in the third quarter. These slightly increased component material costs were more than fully offset by reduced charges for inventory excess and obsolete materials as well as lower direct labor costs.

Selling expense increased 12% sequentially to $2.0 million in the fourth quarter, driven primarily by higher commission expense and to a lesser extent to increased spending on advertising and third-party installations.

Engineering and product development expense decreased 5% sequentially to $1.2 million primarily as a result of lower levels of spending on product development materials.

General and administrative expense increased 4% sequentially to $3.0 million, driven primarily by increased stock-based compensation costs related to our new CEO and to third party recruitment costs related to the new GM in our EMS Products segment. These increases were partially offset by reduced spending on professional fees.

During the fourth quarter we incurred restructuring and other charges of $1.1 million compared to $161,000 in the third quarter. The fourth quarter restructuring charges were primarily driven by costs associated with the recently completed restructuring and manufacturing consolidation of our EMS Product segment, which totaled $889,000 during the quarter. We expect this restructuring and consolidation action will generate approximately $600,000 in annual savings. Also included in the fourth quarter restructuring charges was $189,000 accrued for costs associated with exiting the additional leased space in our Mansfield, MA offices.

We accrued an income tax benefit of $74,000 in the fourth quarter, reflecting a 16% effective tax rate. This compares to a $25,000 income tax benefit accrued in the third quarter, which reflected an effective tax rate of (6)%. We expect that our effective tax rate in 2021 will range from 16% to 18%.

For the fourth quarter we reported a net loss of $(380,000) or $(0.04) per diluted share, compared to net earnings of $458,000 or $0.04 per diluted share for the third quarter. As previously guided, our fourth quarter results included $1.3 million in restructuring and other non-recurring costs and when tax effected these costs amounted to $1.1 million or $0.11 per diluted share. Excluding these restructuring and non-recurring costs, our fourth quarter net earnings would have been $0.07 per diluted share, non-GAAP.

For 2020, we reported a net loss of $(895,000) or $(0.09) per diluted share, compared to net earnings of $2.3 million or $0.22 per diluted share for 2019. Our 2020 results included $1.8 million in restructuring and other non-recurring costs and when tax effected these costs amounted to $1.6 million or $0.16 per diluted share. Excluding these restructuring and other non-recurring costs, our 2020 net earnings would have been $0.07 per diluted share, non-GAAP.

We have provided a summary of 2020 non-recurring costs by quarter in the supplemental information posted to our website in connection with this call.

Diluted average shares outstanding were 10.3 million for the fourth quarter of 2020, and during the quarter we did not issue any shares of restricted stock, nor had any forfeitures of restricted stock and did not repurchase any shares.

EBITDA was $12,000 for the fourth quarter, down from $908,000 in the third quarter. And for 2020, our EBITDA was $665,000, down from $4.5 million in 2019.

Consolidated headcount at December 31st was 204, an increase of 4 staff from the level we had at September 30.

I’ll now turn to our balance sheet.

Cash and cash equivalents grew by $804,000 sequentially to $10.3 million and cash flow provided by operations was $848,000 for the fourth quarter and $3.2 million for 2020. Cash today stands at approximately $12 million. We currently expect cash and cash equivalents to decline slightly in the first quarter as a result of the payment of 2020 annual bonuses and then increase throughout 2021.

Accounts receivable declined $1.1 million sequentially to $8.4 million at December 31st, with 52 DSO (down from 61 at September 30th).

Inventories grew $552,000 or 8% sequentially to $7.5 million, driven by the increased Semi demand we are seeing.

Capital expenditures during the fourth quarter were $138,000, down from $330,000 in the third quarter. Included in third quarter capital expenditures was $202,000 for tenant improvements to our Mt Laurel, NJ facility related to the EMS consolidation. We currently expect to spend $230,000 in the first quarter to complete these tenant improvements.

Our backlog at December 31st, was $11.5 million, up $2.7 million or 31% sequentially and up $6 million or 107% year-over-year.

As to guidance, as noted in our earnings release, we expect that net revenues for the quarter ended March 31, 2021 will be in the range of $18.5 million to $19.5 million and that our GAAP financial results will range from net earnings of $0.18 to $0.22 per diluted share and we currently expect that our first quarter gross margin will range from 49% to 51%. On a non-GAAP basis, we expect our adjusted net earnings per diluted share will range from $0.21 to $0.25 per diluted share.

Our guidance is predicated on business trends we are currently seeing as well as our expectations for the balance of the quarter. Operator, that concludes our formal remarks. We can now take questions.

Question-and-Answer Session

Operator

Thank you. [Operator Instructions] We can now take our first question from Jaeson Schmidt from Lake Street. Please go ahead.

Jaeson Schmidt

Hey guys. Thanks for taking my questions. Just curious, if you are seeing any component or supply constraints out there. And I guess, relatedly, can you remind us what sort of capacity you guys can handle from a revenue standpoint with all the recent changes?

Nick Grant

Yeah. Hi. Jaeson, excellent question, so from the supply constraints, we're working diligently and started to in Q4, as we saw the orders start to increase there to ensure we have a pipeline of material available for us.

And so far, I'd say, we've done a good job as a group to ensure this now. It certainly is a lot more focus and effort, given the growth we're seeing here. But so far, we've been able to meet demand here from our supply side.

And the second part of your question was relative to capacity. As you know, we did a manufacturing consolidation in Q4. And we've got that up and running right at the end of the year.

So that was our objective to be able to have a more streamlined operation heading into 2021. And I'm very pleased to have that executed in line with our plans there. So we -- from a capacity perspective, I believe, we've got the footprint we need. And we'll be looking to potentially add some additional testing capability or capacity, if you will. But outside of that, we've got the capacity to support our growth for years to come we believe.

Jaeson Schmidt

Okay. That's really helpful. And then, obviously, a really strong Q1 outlook. Are you at all concerned about potential pull-ins into Q1? Not looking for full year guidance by any means, but just curious how you're thinking about the split this year. Just because there tends to be some differing views out there, especially in the Semi space on, if this is going to be more of a first half or second half weighted type year.

Nick Grant

Yes. I can tell you, as we've communicated that, obviously, the first half is looking very strong. And unfortunately, we don't have a whole lot of visibility on Q3 and the second half right now, but I believe there's strong underlying trends in this industry around the automotive technology advancements and build-up on the capacity side of the 5G, mobility, PC build-out and the Internet of Things for the connected world will continue to drive this. So, it's tough to say, but, clearly, Q1 and the first half will be strong quarters for us.

Jaeson Schmidt

Okay. Perfect. And then, just the last one from me and I'll jump back in the queue. Hugh, a really nice expected step-up in gross margin here in Q1. I assume a lot of that's a function of higher revenue. But how should we think about gross margin trending the remainder of 2021?

Hugh Regan

Jaeson, yes, you're correct about that. The improvement in the revenues is driving the improvement in the margin. As Nick said, we don't know where the second half of the year is heading at this point, but we would tend to believe that it could be reasonably strong, based upon the trends that we're seeing.

For the first half, we expect the margin to be in the ranges that we've guided today for Q1. In the second half, we'll have to see where revenues go, but we're optimistic that we will be able to hold the 50% or better margins.

Jaeson Schmidt

Okay. Thanks a lot, guys.

Nick Grant

Hey, thanks, Jaeson.

Operator

We can now take our next question from Peter Wright from Intro-act. Please go ahead.

Peter Wright

Great. Congratulations guys on a wonderful quarter, outlook and plan that you shared. Nick, two questions for you. Well, wonderful. Two questions for you, Nick. My first one is, you -- I understand visibility is somewhat limited beyond the first half of the year. But if you could help us understand what would have to happen with what you see for a book-to-bill ratio to remain above 1 through the course of 2021? And where do you see kind of the potential of that occurring?

The second question I have is related to your plan, which was very detailed. Thank you very much. I'll just focus on one part which is your innovation component. And two questions there. The part that really stood out to me is the idea around standardization. And my question there is, kind of, what is the key economic metric that you're focused on to prove that out? Is it more of a SKU reduction or cross learning a product across technology, across different markets? Where is the opportunity in standardization?

And I guess also, taking a step back on kind of how you think of innovation, how should we think of the lowest hanging fruit and biggest opportunities there? Is it better, faster, cheaper products for existing customers? Adjacent products to existing customers? New customers in the same markets? New markets? I know it's a little bit of all the above, but what is the -- what sticks out to you as the lowest hanging fruit most immediately? And then I have one follow-up for Hugh.

Nick Grant

Excellent questions there, Peter. Thanks a lot there. As we said, the visibility, we do see the first half being relatively strong. And beyond that we really don't have a whole lot in the second half. But what I can tell you is that we are making investments now, as I highlighted in the communications there, to help us diversify even further and position us for growth in other markets. So as things in the second half start improving in other areas, we could either supplement or mitigate any potential slowdown in that. So, we're going to do what we can to keep 2021 being a really a breakout year for us.

And then the second piece on innovation, and thanks for the questions there as well. As I said this is an area that I really have a passion for. And clearly standardization is one area that I started discussing on the calls last year and one area that is really low-hanging fruit for us, if you will. The company operates in the past largely as engineered to order different customers, different solutions, what have you.

So, we're basically looking and leveraging our knowledge and know-how to say, how do we build these into platforms that will drive better cost, more streamlined operations and better applicability to -- across multiple customers versus individual customers. So, it is looking in what we're doing now, what's in the pipeline, how can we build this platforming portfolio if you will? And as for the targeted areas it is really all of the above that you commented. How do we make sure we've got the lower end better -- best positioned there as well, going after new markets as we design these platforms, which markets can we target and go into? So, it really is right now looking across a broad spectrum.

Peter Wright

Wonderful. And Hugh one follow-up. If we look out the couple of years to kind of what the target model would look like on sales doubling from current rates $100 million to $120-ish million, what would the margins look like there? And maybe if you can help us understand what the drivers are; so, a couple of positive ones the standardization and the service model getting layered in there, the offsets maybe in the short-term the global expansion and the increase expense on talent. What metrics are most important to you in kind of the margin and cash metrics on the target model?

Hugh Regan

Good question, Peter. Clearly, as we drive further growth in the businesses, we would expect the gross margin to continue to improve as we drive further utilization of our fixed cost base as revenues grow. I think as the company grows both organically and inorganically what we don't know yet is what the composition of our margin will look like on newly acquired products. But clearly, we're looking at strong technologies that have strong margins associated with them similar to the products that we have in our portfolio today. So we would hope that we would continue to be able to support a strong margin and growth ultimately in the margin in the long-term.

One thing I want to emphasize is, Nick's desire to grow the business does mean that we would be making investments in the future, and that is critically important for sustained growth over time. So, investors may see that, we will see some trends up in the R&D line, the selling line, as we make investments on feet on the street and additional engineering staff to further drive innovation, which is clearly at the heart of everything that we are doing here at inTEST.

So, I think, we look forward to speaking to a longer-term model later in the year, as we build out our strategic plan and talk to the marketplace, but I'm optimistic that we're going to see strong results from the company. But it is important to note that we will be making investments for the future. So, hopefully that responded to your question, Peter.

Peter Wright

Wonderful. Congratulations again.

Hugh Regan

Thank you.

Nick Grant

Thanks.

Operator

We can now take our next question from Dick Ryan from Colliers. Please go ahead.

Dick Ryan

Thank you. So, Nick, question -- a couple of questions around the Semi side. You talked about breaking into the memory side of the market. Can you put some perspectives around that? Is this a result of bringing some new technology to the market or just internalizing getting a little better strategy to expand the market opportunities? And, in addition to that, if you could kind of talk about what that could do to the served market on the EMS side?

Nick Grant

Sure. So, the memory is -- penetration there is really started working with a customer and working more so on their R&D side of things as they're designing the next memory solutions in the marketplace there which is how we want to get in and open the door for us. And we've been making some really good inroads on that side for the R&D space.

And I believe as we look at this space - because memory is very much high-volume dedicated lines once it's in place - our opportunity really is more on that development piece there with multiple customers and we've made inroads at one. So, I think -- I believe it's an area that will provide us further diversification in the Semi market there, but isn't going to be a production-type solution more of a development R&D type solutions that we're pursuing there. I hope that answered that piece of it.

Dick Ryan

Yes, yes exactly. Now on the front-end with Ambrell, what have you seen from them wrapping up 2020 and the kind of outlook going into 2021?

Nick Grant

Yes. No Ambrell is -- wrapping up 2020 I would say they were -- they had a number of big opportunities that actually slipped into 2021 here. But the momentum with that business is good and 2021 has really just taken off. And as new budgets became in place for a lot of customers as this capacity build-out on the Semi side of things continue customers really going all-in on some product expansions and our further penetration efforts with integrators to position ourselves across multiple end users we're making really strong inroads at Ambrell there. And really pleased with the progress as we ended 2020, but more so is what we're seeing here in 2021.

Dick Ryan

Okay. When you look at your Q1 guidance and maybe commentary for the first half how do you see the mix -- top line mix between multi market and Semi? It was kind of in Q4 was 49%, 51% but how does that shift going into the first half?

Nick Grant

Yes. Obviously, Semi being so hot right now is going to be a much -- well a larger piece of our mix going forward. And then as I mentioned just with the Ambrell, it's not only on the EMS side of things, but also in CBD, front end applications at Ambrell and then we continue to see that Semi strengthening in our back-end test at iTS.

So Semi orders, were I believe roughly 2/3, 1/3 of the -- from a booking's perspective relative to Multimarket in Q4 and that's going to drive revenue in Q1. But as I mentioned Ambrell also making inroads in a number of other areas. And Q1 Multimarket bookings are looking extremely strong as well. So -- but I would expect Semi to be a bigger piece of our Q1 mix. Hugh any comments there?

Hugh Regan

Yes. Consistent with you, Nick. I think it's going to look a lot like it did this quarter from a bookings perspective where Multimarket was only about 37% of total bookings. I think you'll see Semi dominant in Q1 revenues at between 55% and 60%.

Dick Ryan

Okay. One last one from me. How -- what was the level of EV revenue in 2020 if you can ballpark that?

Hugh Regan

Sure Dick. EV revenue for us in 2020, bear with me one moment as I pull to that. EV revenue for us in 2020 was about $1.35 million approximately.

Nick Grant

As I mentioned, Ambrell really started developing solutions in this space in 2018. And, so we really do believe we're at the early, early stages and talking with a lot of the right players and getting in with them and committed. So, expecting to grow for us.

Dick Ryan

Okay. Great, thank you and congratulations on the strong outlook and the nice strategy going forward Nick.

Nick Grant

Thanks Dick. Thanks a lot.

Operator

We can now take our next question from Arnie Ursaner from Ursaner Capital Markets. Please go ahead.

Arnie Ursaner

Good morning. And first of all, congratulations on a very thorough review, but I do have a number of questions and I apologize I'm somewhat new to your story. The $600,000 of benefit you're hoping to get in 2021 from the restructuring - what will be the breakdown of that between gross margin and SG&A, please?

Hugh Regan

Arinie, the...

Nick Grant

Thank you for your interest and enthusiasm here and we were very happy where we finished. But I'll let Hugh address that.

Hugh Regan

Thanks, Nick. Arnie, we would expect the bulk of that -- the bulk of the savings are related to the savings that will be created by the reduction in lease costs. And those costs had been -- because it was a manufacturing facility were included in our COGS numbers. So, you'll see the bulk of it above the line, but there is some of it below the line as a result of reduced staffing levels as a result of the elimination of the California operation.

Arnie Ursaner

Okay. My second question is a very simpler general one. Obviously, your outlook for Q1 is very favorable and Q4 was pretty good. Can you just remind me or educate me on the seasonality, if any, in your business?

Nick Grant

Yeah, I'll let Hugh comment on that one as well, since he's been around quite a bit longer than I have.

Hugh Regan

Thanks, Nick. Yes, our business -- the seasonality historically over the last several years has been where Qs two and three will be our peaks of demand and Qs one and four will be our troughs of demand. But that changes and clearly this is a year where that's not following suit, because you can see the strong demand we had in Q4 leading into Q1 I can tell you we look forward to reporting Q1 results and demand has been very strong in Q1. So that curve can move.

And clearly as we enter 2021, it is as a result of significant pent-up automotive demand that's really driving a lot of the Semi business that we see at this time. But I would expect you'll see in another several years that it could go back to the middle of the year. But that's what we've seen historically.

Arnie Ursaner

Okay a few more quick questions. The earnings guidance you're providing versus the Street expectations going into Q1 into the current quarter were roughly 10 times the number that the Street had. What changed so fast that the Street just didn't catch this enormous change? And I guess the broader question of many of the other analysts have is how sustainable is it?

Nick Grant

Yeah. And it's an excellent question there. And I would say, last year Semi for a lot of folks was pretty strong. But as parts of Semi was others were up with automotive real so in the first part of the year and then the PC mobility piece picking up with COVID and people working from home and that. But what it meant overall was with the lock down and those picking up the capacity in place as efficient to support the need for semiconductor devices, chips et cetera. So, what we see now is everything kind of coming back online, automotive, et cetera. That now that capacity that was in place before is not sufficient and so there's a build-out on capacity going on right now that really started for us in Q4 from what we see our customer base there and continuing strongly into Q1. And our visibility into Q2 is that it will be strong as well. So we're optimistic that the investments we're making in other areas will also kick in in the second half and could be a -- it could help to offset some slowness in the other -- in Semi it does slow down in the second half.

Arnie Ursaner

Okay. My final question is you mentioned two buzzwords that Wall Street loves, EV and cannabis. And you mentioned in EV you had $1.3 million of revenue. At what point do you see meaningful or impactful revenue and earnings contributions from these two segments?

Nick Grant

Yeah, I think the comment that we highlighted in the message today is it's been doubling since 2018. And we -- with the activity picking up around EV and cannabis -- and it's a similar story there for cannabis that we also would expect that to continue to accelerate going forward. So – and really has a runway that will last for quite some time as this market moves towards these growth applications out. And so yes, it will just for us. Is it going to be 10x next year or something like that? I hope so, but I can't tell you that's the case. We're going to capture everything we can.

Arnie Ursaner

Okay. Thank you very much for taking my question.

Nick Grant

You bet. Thanks, Arnie.

Operator

Thank you. [Operator Instructions] Our next question comes from George Melas from MKH Management. Please go ahead.

George Melas

Hi. Thank you, operator. Good morning, Nick. Good morning, Hugh. Good morning, Laura.

Nick Grant

Good morning, George.

Hugh Regan

Good morning, George.

George Melas

I have a couple of questions. The first question relates to EMS. EMS had very strong bookings. And their bookings are strong. I mean, the strongest we've seen in three or four years. I think since 2017. So, I'm trying to see, how the mix has changed there within the EMS portfolio. And to what extent has innovation driven the continued success of that business? And I'll just give you my second question right now. It relates to Ambrell. I think Ambrell had a couple partnership with Ambrell's technology was embedded into third party applications, and I think especially on the Semi side. And how has that fared? And is that still – are you looking for more such partnerships where you ended your technology in them?

Nick Grant

Let me address the first one. The EMS bookings, as we indicated are strong and continue to be strong. And right now, we expect them to surpass the 2017 rates that we saw out there back during that buildup that occurred during that time frame. As for the mix, we're seeing the growth across the board on the product lines that we have, although I would say, our manipulators are growing probably a little faster than we anticipated, and I believe that's just the accelerated adoption of the newer technologies that we have in those products in that. So, we are seeing more mix on manipulator side of the EMS business there. And the second part of your question, I'm sorry, I didn't quite capture it.

George Melas

Sorry, sorry - on the Ambrell side, I think that Ambrell's technology has been embedded into a number of third-party applications. And I'm trying to see, how that's doing. And to what extent are you looking to replicate that or the strategy of those partnerships in the future?

Nick Grant

No, absolutely right. Ambrell is laser-focused on OEM integrator opportunities, where we can sell multiple systems to multiple end users as they set-up their equipment and there's various sites and all that kind of stuff versus just the end users. But it's also important that we get specced in and qualified by end users. So we're attacking both sides of it. But these third-party integrators and OEMs are very important to Ambrell, and areas that we're making really good inroads in fact later this quarter – well, I believe, it's in Q2 apologies for that, that don't have an integrator program that's dedicated to again providing some benefits to integrators that will help to make us even more attractive out there. So, it's an area that we're going after strong.

George Melas

Great. Okay. Thank you very much.

Nick Grant

Absolutely. Thanks, George.

Operator

We have no further questions on the call right now. I would now like to turn the call back to Mr. Grant for any concluding remarks.

Nick Grant

All right. Thank you. And thanks everyone for the interest in inTEST. We really appreciate you listening in. If you have any further questions, don't hesitate to reach out to me, Hugh or Laura. We look forward to updating you on our progress, when we report our results for the first quarter in early May. And until then, I wish everyone a safe and healthy first quarter. Thanks everyone.

Operator

Thank you. That concludes today's inTEST Corporation 2020 fourth quarter financial results call. You may now disconnect.

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